EXHIBIT 99

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                                     [LOGO]

Contact:                   James L. Davidson, Jr.         For Immediate Release
                           President
                           (804) 845-2371


                           FFVA Financial Corporation
              Regulatory Authorization of Stock Repurchase Program

         Lynchburg, Virginia -- November 5, 1996 -- FFVA Financial Corporation, the holding company of First Federal Savings Bank of Lynchburg, has announced that it has received regulatory authorization to repurchase up to 502,255 shares of the Company's common stock. Mr. James L. Davidson, Jr., President, said the Company had previously been authorized by its Board of Directors to repurchase up to 10% of its 5,022,552 outstanding shares of common stock but had been awaiting regulatory authorization to initiate the repurchase program. This repurchase program follows the repurchase of approximately 300,000 shares (on a post split basis) of the Company's common stock during the first year following the conversion and approximately 984,000 shares during the second year following conversion.

         The repurchases will be made in open-market transactions, subject to the availability of stock, market conditions, the trading price of the stock, and the Company's financial performance. Repurchased shares will be cancelled and retired.

         First Federal Savings Bank of Lynchburg is headquartered in Lynchburg, Virginia and operates through its main office and eleven branch offices. At September 30, 1996, the Company had total assets and stockholders' equity of $530.1 million and $78.7 million respectively. The Company's common stock is listed on the Nasdaq National Market under the symbol "FFFC."

                                 (804) 845-2371
                                 925 Main Street
                            Lynchburg, Virginia 24505